INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ontro, Inc.:


We consent to incorporation by reference in registration statement No. 333-78817 on Form S-8 of Ontro, Inc. of our report dated February 16, 2001, relating to the consolidated balance sheets of Ontro, Inc. and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years then ended and for the period from November 8, 1994 (inception) to December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-KSB of Ontro, Inc.



                                    KPMG LLP






San Diego, California
March 30, 2001